DATE:  November 14, 2006                                            Exhibit 99.1

FROM:
Broadview Institute.
4455 West 77th Street
Edina, MN 55435

H. Michael Blair
Chief Financial Officer
(612) 798-3738

FOR IMMEDIATE RELEASE

             BROADVIEW INSTITUTE, INC. ANNOUNCES 2ND QUARTER RESULTS

         MINNEAPOLIS, November 14 - Broadview Institute, Inc. (OTC Bulletin Board (BVII) today reported revenues for the second quarter ended September 30, 2006, of $2,216,279 versus $2,593,043 reported for the same period last year. Net loss totaled $74,168, or ($0.01) per basic and diluted common share, versus a net loss of $135,211, or ($0.02) per basic and diluted common share, for the same period last year.

          Year to date revenues totaled $4,860,457 in fiscal 2007 versus $4,938,089 in fiscal 2006. For the six months ended September 30, 2006, the company reported net income of $115,823 or $0.01 per basic and diluted share, compared to a net loss of $530,584, or ($0.07) per basic and diluted share in the previous year.

         "We continue to be excited about the developments with Utah Career College (UCC). UCC's revenues increased 27% over the same period in the prior year, and we are on schedule to open our new branch location in Layton, Utah this January" said Terry Myhre, Chairman and CEO. "Enrollments in the Veterinary Technician program continue to fuel our growth and justify our expansion at our West Jordan campus, and we hope to see similar results with that program when we open the Layton branch.

         "As we continue our transition towards proprietary, postsecondary education, the change in our focus has led us to close the Chicago Media Production facility, which has not been profitable. Our Minneapolis Media Production facility remains open and we will continue to operate both segments. Closing the Chicago facility is expected to have a positive impact on our overall profitability in the long run. The vast majority of the activities in Chicago are expected to wind down by the end of November. The future of this company is clearly in the Education segment, and we are primarily focused on UCC and our growth opportunities in that market."

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

                                          Three Months Ended                Six Months Ended
                                             September 30,                    September 30,
                                             -------------                    -------------
                                          2006            2005             2006            2005
                                         ------          ------           ------          ------
Revenues                              $ 2,216,279     $ 2,593,043      $ 4,860,457     $ 4,938,089
Cost of products
   and services sold                      409,907       1,035,504          916,674       1,721,646
                                       ----------      ----------       ----------       ---------
Gross profit                            1,806,372       1,557,539        3,943,783       3,216,443
SG&A expense                            1,869,784       1,670,009        3,798,943       3,601,121
                                       ----------      ----------       ----------       ---------
Operating income (loss)                   (63,412)       (112,470)         144,840        (384,678)
Other expenses                            (10,756)        (22,741)         (29,017)       (144,606)
                                       ----------      ----------       ----------       ---------
Net loss before taxes                     (74,168)       (135,211)         115,823        (529,284)
Provision for income taxes                     --              --               --           1,300
                                       ----------      ----------       ----------       ---------
Net loss                              $   (74,168)    $  (135,211)     $   115,823      $ (530,584)



BASIC NET INCOME
(LOSS) PER SHARE                      $     (0.01)    $     (0.02)     $       .01      $    (0.07)

DILUTED NET INCOME
(LOSS) PER SHARE                      $     (0.01)    $     (0.02)     $       .01      $    (0.07)

WEIGHTED  AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING                            8,108,252       7,746,837        8,108,252       7,733,864

DILUTED WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING                            8,108,252       7,746,837        8,392,654       7,733,864


CONDENSED CONSOLIDATED BALANCE SHEETS    SEPTEMBER 30, 2006    MARCH 31, 2006
-------------------------------------    ------------------    --------------
Current Assets                              $ 1,615,742         $ 1,573,047
Total Assets                                  3,604,727           3,652,438
Current Liabilities                             920,628             719,159
Total Liabilities                             1,031,516           1,195,050
Stockholders' Equity                          2,573,211           2,457,388


ABOUT BROADVIEW INSTITUTE

Broadview Institute is engaged in two business segments, Education and Media Production.

Education is conducted through Broadview Institute's wholly owned subsidiary d/b/a Utah Career College located in West Jordan, Utah and is accredited to award diplomas and Bachelor and Associate degrees in multiple training courses including Paralegal, Veterinary Technology, Nursing and Business Administration.

Media Production operates a full-service media production facility in Minneapolis, which provides creative and production services.

The Company is publicly traded on the OTC Bulletin Board under the trading symbol BVII.


For additional information, please contact:            H. Michael Blair
                                                       Chief Financial Officer
                                                       612-798-3738 (phone)
                                                       hmikeb@broadviewmedia.com


CAUTIONARY STATEMENTS

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as "believe," "estimate," "expect," "intend," "may," "could," "will," and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

For further information regarding risks and uncertainties associated with Broadview Institute's business, please refer to the "Management's Discussion and Analysis or Plan of Operation" sections of Broadview Institute's SEC filings, including, but not limited to, its annual report on Form 10-KSB and quarterly reports on Form 10-QSB, copies of which may be obtained by contacting Broadview Institute at 952-835-4455, ext 217.

All information in this release is as of November 14, 2006. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.